Exhibit 99.1

January 31, 2013

Dow Reports Fourth Quarter and Full-Year Results
Dow Reports 4Q Loss of $0.61 Per Share, or Adjusted Earnings Per Share of $0.33 - Up 32 Percent versus 4Q11,
Due to Higher Margins Over Raw Materials and Improved Demand in North America and Asia Pacific;

In 2012, Company Delivers $4 Billion of Cash Flow from Operations,
Continues Implementation of $2.5 Billion of Cost Reduction and Efficiency Actions,
Increases Full-Year Declared Dividends by 34 Percent

Fourth Quarter 2012 Highlights

•
Dow reported a loss of $0.61 per share, or earnings of $0.33 per share on an adjusted basis(1). This compares with a loss of $0.02 per share in the same quarter last year, or adjusted earnings of $0.25 per share. Certain items in the quarter totaled a loss of $0.94 per share, driven primarily by previously announced restructuring actions, coupled with a goodwill impairment charge in the Company's Formulated Systems business.

•
Sales for the quarter were $13.9 billion, down 1 percent versus the year-ago period. Agricultural Sciences achieved a new sales record, with sales growing 17 percent. Increases were also reported in Electronic and Functional Materials (up 3 percent), Performance Plastics (up 1 percent) and Coatings and Infrastructure Solutions (up 1 percent). These increases were more than offset by declines in Feedstocks and Energy (down 9 percent) and Performance Materials (down 5 percent).

•
Volume was flat for the quarter, as a 5 percent decline in Western Europe offset volume growth in Asia Pacific (up 5 percent) and North America and Latin America (each up 1 percent). Excluding Dow's Feedstocks and Energy operating segment, volume in North America increased 7 percent, reflecting improving demand.

•
Price decreased $91 million, or 1 percent, while purchased feedstock and energy costs declined $413 million versus the year-ago period. On a sequential basis, price was up $333 million, or 2 percent, outpacing increases of $218 million in purchased feedstock and energy costs. Sequentially, price increases were led by Performance Plastics and Feedstocks and Energy, each up 4 percent.

•
Equity earnings were $44 million, or $206 million excluding the impact of certain items. This compares with $259 million in the year-ago period. Dow Corning represented the largest driver of the decline.

•	EBITDA(2) was $125 million, or $1.6 billion on an adjusted basis(3). Agricultural Sciences achieved a new fourth quarter EBITDA record.

•
The Company leveraged the benefit of positive U.S. shale gas dynamics, driving a 430 basis point increase in Performance Plastics adjusted EBITDA margin year over year(4). To further leverage this advantage, Dow also achieved the first major milestone in its U.S. Gulf Coast integration investments, as its previously idled St. Charles Operations ethylene cracker restarted in December, in line with Dow's year-end target.

•	Cash flow from operations was $1.6 billion for the quarter, bringing full-year cash flow from operations to $4.1 billion.

•	The Company demonstrated its ongoing commitment to shareholder remuneration, evidenced by the acceleration of its fourth quarter dividend payment.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(3)	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.”

(4)	Adjusted EBITDA margin is defined as EBITDA excluding the impact of Certain Items as a percentage of reported sales.

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“The second half of 2012 saw significant deterioration in the markets we serve, particularly in China. In response, Dow identified and took aggressive action to mitigate the effects of a slow-to-no-growth global environment - by deploying cost and cash flow levers and by continuing to prudently manage our portfolio and prioritize growth investments.
“Our Agricultural Sciences business continues to outperform, driven by its technology pipeline. Performance Plastics also posted strong results in the quarter, bolstered by feedstock advantages in North America and the Middle East, coupled with improving pricing momentum. In addition, our Kuwait joint ventures posted exceptional results in the quarter.
“We delivered on our cash flow target for the year, and our focus on rewarding shareholders remained resolute, as evidenced by a 34 percent increase in declared dividends for 2012.”

2012 Full-Year Highlights

•	Dow reported full-year 2012 earnings of $0.70 per share, or $1.90 per share on an adjusted basis. This compares with prior-year earnings of $2.05 per share, or $2.54 per share on an adjusted basis.

•
Dow took action throughout the year to navigate volatile economic conditions, including reducing structural costs, prioritizing growth investments and announcing the shutdown of down nearly 30 facilities. In total, the Company has set in motion $2.5 billion in cost reductions and cash flow improvements, with $1 billion expected in 2013.

•
Sales were $56.8 billion, down 5 percent, or 3 percent on an adjusted basis(5). Sales decreased in all operating segments excluding Agricultural Sciences (up 13 percent) and in all geographic areas year over year, led by Western Europe.

•	Agricultural Sciences achieved record-level sales and EBITDA, posting $6.4 billion and $977 million, respectively.

•
Volume decreased 2 percent, or increased 1 percent on an adjusted basis(6). Asia Pacific and Europe reported volume growth during the year (up 3 percent and 1 percent respectively). Volume in North America remained flat, primarily due to the impact of shutdowns in Feedstocks and Energy.

•
Price declined 3 percent. On an adjusted basis(7), price was down 4 percent, or $2.1 billion. Currency accounted for $1.3 billion - nearly two-thirds of the decline. Purchased feedstock and energy costs decreased $2.5 billion, or 11 percent year over year.

•
Equity earnings were $536 million, or $698 million excluding certain items. This compares with 2011 equity earnings of $1.2 billion, or $1.1 billion excluding certain items. The decline was due primarily to Dow Corning.

•	For the full year, Dow reported EBITDA of $5.6 billion, or $7.5 billion on an adjusted basis.

•
The Company's effective tax rate for the year was 34 percent, versus an effective tax rate of 23 percent in 2011, driven in part by a change in the geographic mix of earnings, as well as lower equity earnings.

•	Dow maintained its focus on lowering debt, reporting a $613 million reduction in gross debt in 2012. In addition, year-over-year interest expense declined $72 million.

•	Dow continued to demonstrate its priorities for uses of cash, rewarding shareholders with a 34 percent increase in dividends declared per share in 2012 versus 2011.

(5) “Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.
(6) “Adjusted volume” is defined as reported volume excluding the impact of prior-period divestitures.
(7) “Adjusted price” is defined as reported price excluding the impact of prior-period divestitures.

	Three Months Ended
In millions, except per share amounts	Dec. 31, 2012	Dec. 31, 2011
Net Sales	$13,917	$14,097
Adjusted Sales	$13,917	$14,080

Net Income (Loss) Available for Common Stockholders	$(716)	$(20)
Net Income Available for Common Stockholders, excluding Certain Items	$389	$289

Earnings (Loss) per Common Share	$(0.61)	$(0.02)
Adjusted Earnings Per Share	$0.33	$0.25

	Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2012	Dec. 31, 2011
Net Sales	$56,786	$59,985
Adjusted Sales	$56,786	$58,396

Net Income Available for Common Stockholders	$842	$2,402
Net Income Available for Common Stockholders, excluding Certain Items	$2,249	$2,959

Earnings per Common Share	$0.70	$2.05
Adjusted Earnings Per Share	$1.90	$2.54

Review of Fourth Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $13.9 billion, down 1 percent. Record sales gains in Agricultural Sciences (up 17 percent), together with gains in Electronic and Functional Materials (up 3 percent) and Performance Plastics and Coatings and Infrastructure Solutions (both up 1 percent), were offset by declines in the remaining segments.
The Company reported flat volume growth for the quarter, as a 5 percent decline in Western Europe offset volume growth in Asia Pacific (up 5 percent) and North America and Latin America (each up 1 percent). Excluding the Company's Feedstocks and Energy segment, volume in North America increased 7 percent, reflecting improved demand conditions.
Price was down 1 percent due largely to currency, while purchased feedstock and energy costs declined $413 million versus the same quarter last year. On a sequential basis, price was up 2 percent, outpacing increases of $218 million in purchased feedstock and energy costs.
EBITDA for the quarter was $125 million, or $1.6 billion on an adjusted basis.
Dow reported a loss of $0.61 per share, or earnings of $0.33 per share on an adjusted basis. This compares with a loss of $0.02 per share in the same quarter last year, or adjusted earnings of $0.25 per share. Certain items in the quarter totaled a loss of $0.94 per share, driven primarily by the impact of previously announced restructuring actions, coupled with a goodwill impairment charge in the Company's Formulated Systems business.
Dow's global operating rate was 78 percent for the quarter, up 6 percentage points versus the year-ago period, as a result of limited destocking in the value chain.

Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together increased $69 million versus the year-ago period, due primarily to ongoing investments in Agricultural Sciences.
The Company reported equity earnings of $44 million for the quarter, or $206 million excluding the impact of certain items. This compares with $259 million in the year-ago period. Dow Corning represented the largest driver of the decline.
“The second half of 2012 saw significant deterioration in the markets we serve, particularly in China,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “In response, Dow identified and took aggressive action to mitigate the effects of a slow-to-no-growth global environment - by deploying cost and cash flow levers and by continuing to prudently manage our portfolio and prioritize growth investments.
“Our Agricultural Sciences business continues to outperform, driven by its technology pipeline. Performance Plastics also posted strong results in the quarter, bolstered by feedstock advantages in North America and the Middle East, coupled with improving pricing momentum. In addition, our Kuwait joint ventures posted exceptional results in the quarter.
“We delivered on our cash flow target for the year, and our focus on rewarding shareholders remained resolute, as evidenced by a 34 percent increase in declared dividends for 2012.”

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.1 billion, up 3 percent from the same quarter last year, as price declined 4 percent and volume increased 7 percent. Dow Electronic Materials reported modest revenue growth, driven primarily by Semiconductor Technologies, where higher foundry utilization in Korea and Taiwan contributed to stronger demand year over year. Semiconductor Technologies experienced mid-to-high single-digit sales growth, as double-digit volume growth was offset by price declines in the business.
Functional Materials revenue increased in all geographic areas, as volume gains outpaced price declines. Stronger year-end demand in key market segments such as energy, water, pharmaceutical, personal care and food drove volume gains. The food sector saw particular strength during the year, driven by new product introductions.
Equity earnings for the segment were $13 million, or $21 million on an adjusted basis. This compares with $32 million in the year-ago period. The decline was driven by Dow Corning as a result of costs associated with the joint venture's recently announced restructuring actions and ongoing polysilicon value chain weakness. EBITDA was $155 million or $211 million on an adjusted basis. This compares with $234 million in the year-ago period.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions reported sales of $1.6 billion, up 1 percent compared with the same period last year. Volume increased 5 percent versus the prior year, while price decreased 4 percent.
Dow Coating Materials reported sales gains as a result of improving demand conditions and share gains in both Industrial and Architectural Coatings, which drove volume improvements. This offset price declines during the quarter. Lower pricing in epoxy-based products continued to hamper sales and profitability. Dow Building and Construction experienced a reduction in sales, as volumes decreased versus same quarter last year - primarily as a result of the 2012 implementation of previously announced STYROFOAM™ asset closures in Europe. Dow Water and Process Solutions reported a slight sales decline as a result of lower volumes, which were driven by the timing of large capital projects and softness in the industry.
The segment reported equity losses of $46 million, or equity earnings of $35 million on an adjusted basis. This compares with $102 million in the same period last year. The decline was driven by Dow Corning, as a result of costs associated with the joint venture's recently announced restructuring actions and ongoing polysilicon value chain weakness. EBITDA for the segment was $36 million or $129 million on an adjusted basis. This compares with EBITDA of $177 million or $237 million on an adjusted basis in the year-ago period.

®™* Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Agricultural Sciences
Agricultural Sciences reported record fourth quarter sales of $1.6 billion, up 17 percent versus the year-ago period. Volume increased 13 percent and price rose 4 percent. The segment also reported record sales for the year of $6.4 billion, driven by increased customer adoption of new products and healthy industry fundamentals.
Fourth quarter sales of Crop Protection rose 10 percent versus the year-ago period, driven by broad-based gains across all geographic areas. Sales of new crop protection products grew 11 percent for the quarter and 19 percent for the full year, placing the business on track to exceed its target of $800 million in annual sales from these products by 2013.
Seeds, Traits and Oils reported a 44 percent sales gain in the quarter versus the year-ago period, driven by continued strong growth in both North America and Latin America. For the year, Seeds, Traits and Oils sales increased 27 percent, with significant increases in key crops, including corn, soybeans and healthy oils. Strong farmer demand fueled gains for SmartStax® corn hybrids.
EBITDA for the segment was a new fourth quarter record of $156 million, up from $145MM last year.

Performance Materials
Sales in Performance Materials were $3.4 billion, down 5 percent versus the year-ago period. Volume declined 2 percent and price declined 3 percent on an adjusted basis compared with the same period last year. Europe, Asia Pacific and Latin America all reported price and volume declines. Double-digit volume gains in Polyurethanes, Amines and Oxygenated Solvents drove sales growth in North America.
Propylene Oxide / Propylene Glycol sales declined, driven primarily by lower prices in all regions. Polyurethane sales were lower principally due to the shutdown of toluene diisocyanate capacity in Brazil. Sales declined in Polyglycols, Surfactants and Fluids due to lower volume in Europe and Asia Pacific. Volume gains in Oxygenated Solvents and Chlorinated Organics were more than offset by lower prices in all geographic areas. Revenue increased in Epoxy, due to new Liquid Epoxy Resin capacity in Europe, as well as higher Phenolics sales.
Equity losses for the quarter were $25 million. The segment reported EBITDA losses of $137 million on a reported basis, or EBITDA of $267 million on an adjusted basis. This compares with EBITDA of $225 million, or $344 million on an adjusted basis during the year-ago period.

Performance Plastics
Sales in Performance Plastics were $3.7 billion, up 1 percent compared with the same quarter last year. Price increased 2 percent, as volume declined 1 percent. Volume gains were achieved in North America, Latin America and Asia Pacific.
Fourth quarter sales increased in Performance Packaging, driven by gains in North America and Latin America. Performance Packaging volumes declined in Europe, Middle East and Africa (EMEA), partially offset by increases in North America. EMEA recorded the most price improvement over the same quarter last year.
Dow Elastomers sales declined versus the year-ago period, despite volume growth in North America, Latin America, and Asia Pacific. Dow Electrical and Telecommunications sales were down as increases in Asia Pacific were offset by declines in other areas. Dow Hygiene and Medical increased both volume and price in the quarter, with double-digit volume gains in Latin America and Asia Pacific.
Equity earnings for the segment were $33 million, which compares with $32 million in the year-ago period. EBITDA for the segment was $803 million, or $829 million excluding certain items. This compares with EBITDA of $667 million in the same period last year.

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.6 billion, down 9 percent versus the same period last year. In Hydrocarbons, sales declined as a result of lower sales of olefins due to lighter feedslates, as well as the expiration of contract sales related to the divestiture of Dow's Polypropylene business. The Chlor-Alkali / Chlor-Vinyl business benefited from higher caustic soda prices due largely to stable demand and tight supply conditions in North America and Europe. These prices were more than offset by lower year-over-year vinyl chloride monomer sales, as a result of lower volumes, driven by asset shutdowns in 2011. Sales declined in Ethylene Oxide / Ethylene Glycol compared with the year-ago period. These declines were due in part to lower available volume stemming from planned maintenance activities.
Equity earnings were $152 million, up from $115 million in the same quarter last year. EBITDA for the segment was $186 million, or $193 million on an adjusted basis. This is up from $175 million in the same quarter last year.
Review of Results for 2012
Sales were $56.8 billion, down 5 percent, or 3 percent on an adjusted basis, with currency representing nearly two-thirds of the decline. Sales decreased in most operating segments and in all geographic areas. This was led by Western Europe, which was down 4 percent.
On a reported basis, volume decreased 2 percent in 2012. Adjusted volume increased 1 percent, as Asia Pacific and EMEA reported volume growth during the year (up 3 percent and 1 percent respectively). Volume in North America remained flat year over year, while Latin America reported a volume decline of 1 percent.
Price was down 3 percent, or 4 percent on an adjusted basis. Currency was a key driver, contributing $1.3 billion - or more than half of the decline. Purchased feedstock and energy costs decreased $2.5 billion.
EBITDA for the full year was $5.6 billion, or $7.5 billion on an adjusted basis.
Dow reported full-year earnings of $0.70 per share, or $1.90 per share on an adjusted basis. This compares with prior-year earnings of $2.05 per share, or adjusted earnings of $2.54 per share.
Dow's global operating rate was 81 percent, up 1 percentage point versus 2011.
Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses together increased $135 million on a full-year basis. Agricultural Sciences represented $128 million of this increase, reflecting the Company's commitment to prioritize spending in key growth sectors.
Throughout the year, the Company maintained its focus on lowering debt, reporting a gross debt reduction of $613 million in 2012. In addition, year-over-year interest expense declined $72 million.

 Outlook
Commenting on the Company's outlook, Liveris said:
“Dow enters 2013 squarely focused on driving earnings growth, increasing cash flow and rewarding shareholders. And while our business plans do not call for material macroeconomic tailwinds, we will fully harvest our feedstock strength, particularly in Performance Plastics, and further accelerate growth in our technology-driven Agricultural Sciences segment. In addition, we have deployed $2.5 billion of cost reductions and cash flow improvements, and are aggressively managing our portfolio - by prioritizing our growth programs and driving selective, non-core divestitures. Collectively these actions demonstrate our firm resolve to control what we can control, and proactively implement the right strategic decisions to accelerate Dow's performance.

“We have the right catalysts firmly in place. Our feedstock advantage, particularly as the ethylene cycle unfolds, and the commercialization of our technology pipeline, as well as our integration investments in the U.S. Gulf Coast and Sadara as a whole differentiate Dow, and will continue to propel our strategy to deliver higher earnings growth and increasingly reward shareholders.”

Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of $57 billion and employed approximately 54,000 people worldwide. The Company's more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow's management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.

Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Net Sales	$13,917	$14,097	$56,786	$59,985
Cost of sales	11,939	12,433	47,792	51,029
Research and development expenses	463	433	1,708	1,646
Selling, general and administrative expenses	741	702	2,861	2,788
Amortization of intangibles	117	123	478	496
Goodwill impairment loss (Note B)	220	—	220	—
Restructuring charges (Note C)	986	—	1,343	—
Acquisition-related integration expenses (Note D)	—	—	—	31
Equity in earnings of nonconsolidated affiliates (Note E)	44	259	536	1,223
Sundry income (expense) - net (Note F)	(50)	6	(27)	(316)
Interest income	15	14	41	40
Interest expense and amortization of debt discount	310	331	1,269	1,341
Income (Loss) Before Income Taxes	(850)	354	1,665	3,601
Provision (Credit) for income taxes (Note G)	(99)	271	565	817
Net Income (Loss)	(751)	83	1,100	2,784
Net income (loss) attributable to noncontrolling interests	(120)	18	(82)	42
Net Income (Loss) Attributable to The Dow Chemical Company	(631)	65	1,182	2,742
Preferred stock dividends	85	85	340	340
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$(716)	$(20)	$842	$2,402

Per Common Share Data:
Earnings (Loss) per common share - basic	$(0.61)	$(0.02)	$0.71	$2.06
Earnings (Loss) per common share - diluted	$(0.61)	$(0.02)	$0.70	$2.05

Common stock dividends declared per share of common stock	$0.32	$0.25	$1.21	$0.90
Weighted-average common shares outstanding - basic	1,175.6	1,154.3	1,169.7	1,149.0
Weighted-average common shares outstanding - diluted	1,175.6	1,154.3	1,176.4	1,158.2

Depreciation	$527	$553	$2,057	$2,177
Capital Expenditures	$1,009	$1,067	$2,614	$2,687
See Notes to the Consolidated Financial Statements:

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

Note A: The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: During the fourth quarter of 2012, the Company recorded a pretax charge of $220 million for a goodwill impairment loss related to the Dow Formulated Systems reporting unit.

Note C: On March 27, 2012, the Company's Board of Directors approved a restructuring plan ("1Q12 Restructuring") as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The 1Q12 Restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities. In the fourth quarter of 2012, the Company recorded a pretax gain of $4 million for restructuring charge adjustments related to asset write-downs and contract cancellation fees.

On October 23, 2012, the Company's Board of Directors approved a restructuring plan ("4Q12 Restructuring") to advance the next stage of the Company's transformation and to address macroeconomic uncertainties. The 4Q12 Restructuring plan accelerates the Company's structural cost reduction program and will affect approximately 2,800 positions. The 4Q12 Restructuring plan also includes asset impairments related to the shutdown of 20 manufacturing facilities, the write-off of certain capital project spending and an impairment charge related to the write-down of Dow Kokam LLC's long-lived assets. As a result of these activities, the Company recorded pretax restructuring charges of $990 million in the fourth quarter of 2012 that included asset write-downs and write-offs, severance and costs associated with exit or disposal activities.

Note D: During the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company.

Note E: In the fourth quarter of 2012, the Company recognized an $89 million loss related to the abandonment of a polycrystalline silicon plant expansion as well as restructuring charges incurred at Dow Corning Corporation, a nonconsolidated affiliate. In the fourth quarter of 2012, the Company also recorded a $73 million loss related to project development and other costs associated with Sadara Chemical Company, a nonconsolidated affiliate. In the third quarter of 2011, the Company recognized an $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate.

Note F: In the fourth quarter of 2012, the Company recognized a pretax loss of $99 million on the early extinguishment of debt; a pretax loss of $24 million was recognized in the first quarter of 2012; and a pretax loss of $482 million was recognized in the first half of 2011.

In the fourth quarter of 2012, the Company recognized a pretax gain of $8 million related post-closing adjustments on the sale of a contract manufacturing business; a pretax loss of $42 million ($44 million gain after tax) was recognized in the fourth quarter of 2011.

Note G: In the fourth quarter of 2011, the Company established a valuation allowance against the deferred tax assets of two Dow entities in Brazil in the amount of $264 million.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Dec 31, 2012	Dec 31, 2011
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2012: $146; 2011: $170)	$4,318	$5,444
Marketable securities and interest-bearing deposits	—	2
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2012: $121; 2011: $121)	5,074	4,900
Other	4,605	4,726
Inventories	8,476	7,577
Deferred income tax assets - current	877	471
Other current assets	334	302
Total current assets	23,684	23,422
Investments
Investment in nonconsolidated affiliates	4,121	3,405
Other investments (investments carried at fair value - 2012: $2,061; 2011: $2,008)	2,565	2,508
Noncurrent receivables	313	1,144
Total investments	6,999	7,057
Property
Property	54,366	52,216
Less accumulated depreciation	36,846	34,917
Net property (variable interest entities restricted - 2012: $2,554; 2011: $2,169)	17,520	17,299
Other Assets
Goodwill	12,739	12,930
Other intangible assets (net of accumulated amortization - 2012: $2,785; 2011: $2,349)	4,711	5,061
Deferred income tax assets - noncurrent	3,333	2,559
Asbestos-related insurance receivables - noncurrent	155	172
Deferred charges and other assets	464	724
Total other assets	21,402	21,446
Total Assets	$69,605	$69,224
Liabilities and Equity
Current Liabilities
Notes payable	$396	$541
Long-term debt due within one year	672	2,749
Accounts payable:
Trade	5,010	4,778
Other	2,327	2,216
Income taxes payable	251	382
Deferred income tax liabilities - current	95	129
Dividends payable	86	376
Accrued and other current liabilities	2,656	2,463
Total current liabilities	11,493	13,634
Long-Term Debt (variable interest entities nonrecourse - 2012: $1,406; 2011: $1,138)	19,919	18,310
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	837	1,091
Pension and other postretirement benefits - noncurrent	11,459	9,034
Asbestos-related liabilities - noncurrent	530	608
Other noncurrent obligations	3,353	3,109
Total other noncurrent liabilities	16,179	13,842
Redeemable Noncontrolling Interest	147	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,008	2,961
Additional paid-in capital	3,281	2,663
Retained earnings	18,495	19,087
Accumulated other comprehensive loss	(7,516)	(5,996)
Unearned ESOP shares	(391)	(434)
The Dow Chemical Company’s stockholders’ equity	20,877	22,281
Noncontrolling interests	990	1,010
Total equity	21,867	23,291
Total Liabilities and Equity	$69,605	$69,224
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Sales by operating segment
Electronic and Functional Materials	$1,098	$1,063	$4,481	$4,599
Coatings and Infrastructure Solutions	1,577	1,561	6,898	7,200
Agricultural Sciences	1,566	1,344	6,382	5,655
Performance Materials	3,355	3,550	13,608	14,647
Performance Plastics	3,677	3,659	14,479	16,257
Feedstocks and Energy	2,582	2,846	10,695	11,302
Corporate	62	74	243	325
Total	$13,917	$14,097	$56,786	$59,985
EBITDA (1) by operating segment
Electronic and Functional Materials	$155	$234	$958	$1,084
Coatings and Infrastructure Solutions	36	177	823	1,167
Agricultural Sciences	156	145	977	913
Performance Materials	(137)	225	1,036	1,748
Performance Plastics	803	667	3,018	3,440
Feedstocks and Energy	186	175	718	940
Corporate	(1,074)	(211)	(1,939)	(1,507)
Total	$125	$1,412	$5,591	$7,785
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Functional Materials	$(56)	$—	$(73)	$—
Coatings and Infrastructure Solutions	(93)	(60)	(134)	(60)
Agricultural Sciences	—	—	—	—
Performance Materials	(404)	(119)	(590)	(119)
Performance Plastics	(26)	—	(26)	86
Feedstocks and Energy	(7)	—	(7)	—
Corporate	(895)	—	(1,032)	(513)
Total	$(1,481)	$(179)	$(1,862)	$(606)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$211	$234	$1,031	$1,084
Coatings and Infrastructure Solutions	129	237	957	1,227
Agricultural Sciences	156	145	977	913
Performance Materials	267	344	1,626	1,867
Performance Plastics	829	667	3,044	3,354
Feedstocks and Energy	193	175	725	940
Corporate	(179)	(211)	(907)	(994)
Total	$1,606	$1,591	$7,453	$8,391
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$13	$32	$94	$104
Coatings and Infrastructure Solutions	(46)	102	50	321
Agricultural Sciences	(2)	1	1	4
Performance Materials	(25)	(11)	(92)	(31)
Performance Plastics	33	32	134	303
Feedstocks and Energy	152	115	452	561
Corporate	(81)	(12)	(103)	(39)
Total	$44	$259	$536	$1,223

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income (Loss) Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
EBITDA	$125	$1,412	$5,591	$7,785
- Depreciation and amortization	680	741	2,698	2,883
+ Interest income	15	14	41	40
- Interest expense and amortization of debt discount	310	331	1,269	1,341
Income (Loss) Before Income Taxes	$(850)	$354	$1,665	$3,601
- Provision (Credit) for income taxes	(99)	271	565	817
- Net income (loss) attributable to noncontrolling interests	(120)	18	(82)	42
- Preferred stock dividends	85	85	340	340
Net Income (Loss) Available for The Dow Chemical Company Common Stockholders	$(716)	$(20)	$842	$2,402

(2)	See Supplemental Information for a description of certain items affecting results in 2012 and 2011.

Sales by Geographic Area

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
North America	$4,814	$4,872	$20,294	$21,345
Europe, Middle East and Africa	4,505	4,644	19,185	20,840
Asia Pacific	2,662	2,669	10,247	10,554
Latin America	1,936	1,912	7,060	7,246
Total	$13,917	$14,097	$56,786	$59,985
Continued

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Twelve Months Ended
	December 31, 2012			December 31, 2012
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	7%	(4)%	3%	—%	(3)%	(3)%
Coatings and Infrastructure Solutions	5	(4)	1	2	(6)	(4)
Agricultural Sciences	13	4	17	10	3	13
Performance Materials	(2)	(3)	(5)	(1)	(6)	(7)
Performance Plastics	(1)	2	1	(7)	(4)	(11)
Feedstocks and Energy	(10)	1	(9)	(3)	(2)	(5)
Total	—%	(1)%	(1)%	(2)%	(3)%	(5)%
North America	1%	(2)%	(1)%	(3)%	(2)%	(5)%
Europe, Middle East and Africa	(6)	3	(3)	(4)	(4)	(8)
Asia Pacific	5	(5)	—	3	(6)	(3)
Latin America	1	—	1	(2)	(1)	(3)
Total	—%	(1)%	(1)%	(2)%	(3)%	(5)%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (1)

	Three Months Ended			Twelve Months Ended
	December 31, 2012			December 31, 2012
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	7%	(4)%	3%	—%	(3)%	(3)%
Coatings and Infrastructure Solutions	5	(4)	1	2	(6)	(4)
Agricultural Sciences	13	4	17	10	3	13
Performance Materials	(2)	(3)	(5)	—	(6)	(6)
Performance Plastics	(1)	2	1	1	(4)	(3)
Feedstocks and Energy	(10)	1	(9)	(3)	(2)	(5)
Total	—%	(1)%	(1)%	1%	(4)%	(3)%
North America	1%	(2)%	(1)%	—%	(2)%	(2)%
Europe, Middle East and Africa	(6)	3	(3)	1	(5)	(4)
Asia Pacific	5	(5)	—	3	(6)	(3)
Latin America	1	—	1	(1)	(1)	(2)
Total	—%	(1)%	(1)%	1%	(4)%	(3)%

(1)	Excludes sales of the Polypropylene business, divested on September 30, 2011, and sales of Dow Haltermann divested during 2011.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2012 and December 31, 2011:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Adjusted to exclude certain items (non-GAAP measures)			$389	$289	$0.33	$0.25
Certain items:
Asset impairments and related costs	$—	$(77)	—	(51)	—	(0.05)
Warranty accrual adjustment of exited business	—	(60)	—	(38)	—	(0.03)
Restructuring plan implementation costs	(22)	—	(14)	—	(0.01)	—
Goodwill impairment	(220)	—	(220)	—	(0.19)	—
1Q12 Restructuring credit	4	—	7	—	—	—
4Q12 Restructuring charge	(990)	—	(671)	—	(0.57)	—
Charge related to Dow Corning restructuring and asset abandonment	(89)	—	(82)	—	(0.07)	—
Charge for Sadara related development and other costs	(73)	—	(70)	—	(0.06)	—
Gain (Loss) on sale of contract manufacturing business	8	(42)	8	44	0.01	0.04
Loss on early extinguishment of debt	(99)	—	(63)	—	(0.05)	—
Tax valuation allowance	—	—	—	(264)	—	(0.23)
Total certain items	$(1,481)	$(179)	$(1,105)	$(309)	$(0.94)	$(0.27)
Reported (GAAP amounts)			$(716)	$(20)	$(0.61)	$(0.02)

(1)	Impact on "Income (Loss) Before Income Taxes."

(2)	"Net Income (Loss) Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings (Loss) per common share - diluted."

Results in the fourth quarter of 2012 were impacted by the following items:

•
Pretax charges of $22 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($1 million) and "Selling, general and administrative expenses" ($21 million) in the consolidated statements of income and reflected in Corporate.

•
Pretax charge of $220 million for a goodwill impairment loss related to the Dow Formulated Systems reporting unit. The charge was included in "Goodwill impairment loss" in the consolidated statements of income and reflected in Performance Materials.

•
Pretax gain of $4 million ($7 million gain after tax) for adjustments to asset write-downs and contract cancellation fees related to the 1Q12 Restructuring plan. The gain was included in "Restructuring charges" in the consolidated statements of income and reflected in Coatings and Infrastructure Solutions.

•
Pretax restructuring charges of $990 million. On October 23, 2012, the Company's Board of Directors approved a restructuring plan ("4Q12 Restructuring") to advance the next stage of the Company's transformation and to address macroeconomic uncertainties. The 4Q12 Restructuring plan accelerates the Company's structural cost reduction program and will affect approximately 2,800 positions. The 4Q12 Restructuring plan also includes asset impairments related to the shutdown of 20 manufacturing facilities, the write-off of certain capital project spending and an impairment charge related to the write-down of Dow Kokam LLC's long-lived assets. As a result of these activities, the Company recorded pretax restructuring charges of $990 million in the fourth quarter of 2012 consisting of costs associated with exit and disposal activities of $39 million, severance costs of $375 million and costs associated with asset write-downs and write-offs of $576 million. The charges were included in "Restructuring charges" in the consolidated statements of income and reflected in the Company's segment results as follows: $48 million in Electronic and Functional Materials, $16 million in Coatings and Infrastructure Solutions, $192 million in Performance Materials, $26 million in Performance Plastics, $7 million in Feedstocks and Energy and $701 million in Corporate.

•
Pretax loss of $89 million related to the abandonment of a polycrystalline silicon plant expansion as well as restructuring charges incurred at Dow Corning Corporation, a nonconsolidated affiliate. The loss was included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Electronic and Functional Materials ($8 million) and Coatings and Infrastructure Solutions ($81 million).

•
Pretax loss of $73 million related to expensed project development and other costs associated with Sadara Chemical Company, a nonconsolidated affiliate. The loss was included in "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and is reflected in Corporate.

•
Pretax gain of $8 million related post-closing adjustments on the sale of a contract manufacturing business. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials.

•	Pretax loss of $99 million on the early extinguishment of debt included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

Results in the fourth quarter of 2011 were impacted by the following items:

•
Pretax charges totaling $77 million for asset impairments and related costs in the Polyurethanes business. The charges were included in "Cost of sales" in the consolidated statements of income and reflected in Performance Materials.

•
Pretax charges of $60 million for a warranty accrual adjustment related to an exited business. The charge was included in "Cost of sales" in the consolidated statements of income and reflected in Coatings and Infrastructure Solutions.

•
Pretax loss of $42 million ($44 million gain after tax) on the sale of a contract manufacturing business. The pretax loss was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Performance Materials.

•	A valuation allowance was established against the deferred tax assets of two Dow entities in Brazil in the amount of $264 million.

The following table summarizes the impact of certain items recorded in the years ended December 31, 2012 and December 31, 2011:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Adjusted to exclude certain items (non-GAAP measures)			$2,249	$2,959	$1.90	$2.54
Certain items:
Asset impairments and related costs	$—	$(77)	—	(51)	—	(0.05)
Warranty accrual adjustment of exited business	—	(60)	—	(38)	—	(0.03)
Restructuring plan implementation costs	(22)	—	(14)	—	(0.01)	—
Goodwill impairment	(220)	—	(220)	—	(0.19)	—
1Q12 Restructuring charge	(353)	—	(280)	—	(0.25)	—
4Q12 Restructuring charge	(990)	—	(671)	—	(0.57)	—
Acquisition-related integration costs	—	(31)	—	(20)	—	(0.02)
Gain on collection of impaired note receivable	—	86	—	86	—	0.07
Charge related to Dow Corning restructuring and asset abandonment	(89)	—	(82)	—	(0.07)	—
Charge for Sadara related development and other costs	(73)	—	(70)	—	(0.06)	—
Gain (Loss) on sale of a contract manufacturing business	8	(42)	8	44	0.01	0.04
Loss on early extinguishment of debt	(123)	(482)	(78)	(314)	(0.06)	(0.27)
Tax valuation allowance	—	—	—	(264)	—	(0.23)
Total certain items	$(1,862)	$(606)	$(1,407)	$(557)	$(1.20)	$(0.49)
Reported (GAAP amounts)			$842	$2,402	$0.70	$2.05

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

In addition to the items described above for the fourth quarter of 2012, results for the year ended December 31, 2012 were unfavorably impacted by two items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan ("1Q12 Restructuring") as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program, initiated by the Company in the second quarter of 2011. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges was shown as "Restructuring charges" in the consolidated statements of income and is reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2011, results for the year ended December 31, 2011 were impacted by the following items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in "Acquisition-related integration expenses" in the consolidated statements of income and reflected in Corporate.

•	Pretax $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate. The gain is shown as "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Performance Plastics.

•	Pretax loss of $482 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.